Exhibit 10.50

This Note was issued in a transaction which was
not registered under the Securities Act of 1933,
as amended, and may not be sold or transferred
other than in a transaction which is registered
under that Act or is exempt from the registration
requirements of that Act

CLASSIC VACATION GROUP

7.5% EXCHANGEABLE SENIOR SUBORDINATED NOTE

$5,000,000	November 5, 2001

         Classic Vacation Group, Inc. (the “Company”), a New York corporation, promises to pay to CVG Investment LLC or its assigns (the “Holder”), at the time described below, the principal sum of $5,000,000. The Company also promises to pay interest on the balance of that principal sum which is unpaid from time to time at the rate of (i) 7.5% per annum, from the date of this Note through March 31, 2002, and (ii) 15% per annum, after March 31, 2002, based on the actual number of days elapsed in a year of 365 or 366 days. This Note is being issued (x) in accordance with a Note Purchase Agreement (the “Note Purchase Agreement”) dated November 2, 2001 between the Company and CVG Investment LLC or (y) in payment of interest with regard to 7.5% Exchangeable Senior Subordinated Notes due December 31, 2006. This Note, all the other 7.5% Exchangeable Senior Subordinated Notes due December 31, 2006 issued by the Company under circumstances described in clause (x) or (y) of the preceding sentence, and any 7.5% Exchangeable Senior Subordinated Notes due December 31, 2006 which may be issued as a result of transfers or partial payments of this Note or of any other 7.5% Exchangeable Senior Subordinated Notes due December 31, 2006, each of which has the same terms as this Note, are referred to as “Notes.”

         1.     The entire unpaid principal balance of the sum evidenced by this Note will be due and payable on December 31, 2006 (the “Maturity Date”).

         2.     Interest will be payable on the first of day of March, June, September and December of each year (each an “Interest Payment Date”), with the first interest payment to be made on March 1, 2002 or such later day as is the first Interest Payment Date after the date of this Note. If any Interest Payment Date is not a Business Day, the Interest Payment Date will be deferred until the next Business Day, and interest will be payable through that next Business Day. A “Business Day” is a day on which banks in New York, New York are open generally for banking business.

         3.     If the Note Purchase Agreement is terminated or terminates under Paragraph 8.2(a) or Paragraph 8.2(b) of the Note Purchase Agreement, the entire unpaid balance of the principal sum evidenced by this Note and all accrued but unpaid interest will be immediately due and payable when the Note Purchase Agreement is terminated or terminates.

         4.     If the Company enters into a definitive agreement for an alternate financing of the type described in Paragraph 8.2(b) of the Note Purchase Agreement, the entire unpaid principal balance of the sum evidenced by this Note and all accrued but unpaid interest on the sum evidenced by this Note will become due and payable on the earlier of (a) the day of the closing of the alternate financing (or, if there is more than one closing relating to the alternate financing, the day of the first closing relating to the alternate financing) or (b) December 31, 2001.

         5.     Each payment of principal or interest will be made to the Holder either by certified or bank cashier’s check or wire transfer of immediately available funds, at such address or to such account as the Holder specifies to the Company in writing at least three business days before the payment is to be made, except that the Company may make any interest payment which is required to be made on or before June 1, 2003, with an additional Note (which additional Note may be an Exchangeable Note to the extent and only if the Company has insufficient authorized share capital to issue the Note as a Convertible Note at the time such interest payment is due) in a principal amount equal to the amount of the interest payment and dated the Interest Payment Date on which the interest payment is due.

         6.     Any payment of principal or interest which is not made when it is due will bear interest from the day it is due until it is paid at the rate which is 500 basis points higher than the interest rate in effect on the day the payment is due, or such lower rate as is the maximum rate permitted by law.

         7.     Subject to the provisions of Paragraph 13(c), the Company may at any time after March 31, 2002 (or before that date under the circumstances described in Paragraph 8.2 of the Note Purchase Agreement), prepay the principal of all (but not less than all) the Notes in whole, but not in part, by giving the Holders not less than forty days’ notice of intention to prepay the Notes (or, if the Notes are prepaid under the circumstances described in Paragraph 8.2 of the Note Purchase Agreement, not less than five days’ notice of intention to prepay them), which notice will specify the date on which the principal of the Notes will be prepaid. If the Company gives a notice that it will prepay the Notes, the Company will be obligated to pay all the outstanding principal of the Notes, and all accrued but unpaid interest on those Notes, on the date specified in the notice of prepayment.

         8.     If the Company prepays the principal of the Notes after March 31, 2002, when the Company prepays the principal of the Notes, it will issue to each Holder of Notes that are prepaid warrants to purchase, at a price of $0.15 per share, the number of shares of Common Stock of the Company into which the Notes that were prepaid could have been converted at the date of the prepayment if they had been exchanged for Convertible Notes pursuant to Paragraph 11.

         9.     The Company may not sell all or substantially all its assets or consent to or participate in a transaction which involves a sale of a majority of its outstanding stock (other than in a transaction described in Paragraph 8.2 of the Note Purchase Agreement), unless (a) at least forty days before the record date for the transaction (or if there is no record date, at least 40 days before the date of the transaction) the Company has notified the Holder that (i) the transaction will take place (describing the transaction in reasonable detail) and (ii) this Note will be prepaid on the date the transaction takes place (specifying the expected date).

         10.     The Company covenants and agrees that at all times until all the Notes have been paid in full (together with all accrued interest), without the written consent of the holders of at least a majority in outstanding principal amount of the Notes and the Convertible Notes:

                  (a) Until December 31, 2001, the Company will not permit the cumulative year-to-date bookings (including Classic Custom Vacations’ destination management division, or “CDM”) at the end of any week, as presented in Classic Custom Vacation’s weekly “Bookings and Gross Revenues Forecast Summary – 2001 Departures Report” (that report with regard to any week in any year being a “Departures Report”) relating to that week, and calculated in the same manner as year-to-date bookings have been calculated in the reports presented prior to November 2, 2001, to be less than $290,000,000.

                  (b) Beginning with the four-week period ending Sunday, January 6, 2002, the Company will not permit the cumulative year-to-date bookings (excluding CDM) at the end of any four-week period, as presented in the Departures Reports relating to that four-week period, and calculated in the same manner as year-to-date bookings were calculated in the Departure Reports presented during the preceding year, to be less than 70% of the cumulative year-to-date bookings at the end of the same (or most nearly the same) period during the prior year, as presented in the Departures Report relating to that same (or most nearly the same) period during the prior year.

                  (c) Beginning with the first full week following the date of this Note, the Company will deliver a copy of the Departures Report with regard to each week to the Holder within two business days after the end of every four-week period.

                  (d) The number of persons constituting the entire Board of Directors of the Company will not exceed eight persons.

                  (e) The Company will not borrow any money or otherwise consummate any financing that would cause its Net Total Indebtedness, excluding liabilities with regard to the Notes, the Convertible Notes and the Company’s 9% Convertible Subordinated Note due July 1, 2007, to exceed $30 million.

                  (f) The Company will not acquire any company or any assets, in a single transaction or a series of related transactions, with a purchase price above $5 million.

                  (g) There will not be any amendment to the Company’s Restated Certificate of Incorporation (except for the amendment referred to in Paragraph 11(j) below).

                  (h) The Company will not issue Notes in a total principal amount outstanding at any time in excess of (i) $19,250,000, plus (ii) the principal amount of any Notes issued in payment of interest on Notes.

                  (h) The Company will not issue Convertible Notes in a total principal amount outstanding at any time in excess of (i) $5,000,000, plus (ii) the principal amount of any Notes issued in exchange for Notes, plus (iii) the principal amount of any Convertible Notes issued in payment of interest on Convertible Notes.

                  (j) Not later than 45 days following the date of this Note, the Company will purchase a fully paid key man life insurance policy with a term of at least two years insuring the life of Ronald Letterman for $10 million.

                  (k) Not later than January 15, 2002, the Company will obtain all consents to the change of control of the Company resulting from the transactions that are the subject of the Capital Contribution Agreement dated November 2, 2001 that are required under agreements to which the Company or any of its subsidiaries is a party, other than consents required under agreements the cancellation of which would not in aggregate have a material adverse effect upon the Company and its subsidiaries taken as a whole.

                  (l) Not later than January 15, 2002, the Company will make all regulatory notifications and filings that are required to be made as a result of the change of control of the Company resulting from the transactions that are the subject of the Capital Contribution Agreement dated November 2, 2001. The Company will use its best efforts to obtain as promptly as practicable after January 15, 2002 all necessary regulatory consents and approvals of governmental agencies that are required to be obtained as a result of that change of control.

         For purposes of this Paragraph 10, “Net Total Indebtedness” means the sum of (i) all the liabilities of the Company or its subsidiaries (other than liabilities to the Company or to wholly-owned subsidiaries of the Company) (x) for borrowed money or (y) to reimburse persons for payments made under letters of credit or similar instruments, (ii) all the obligations of the Company or its subsidiaries to pay rent or other amounts under leases to the extent they are required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and (iii) the aggregate liability of the Company for customer deposits (net of any prepayments to suppliers) minus the aggregate cash, cash equivalents and marketable securities of the Company and its subsidiaries.

         11.     Each of the following events will constitute an Event of Default:

                  (a) The Company fails to make any payment of principal with respect to this Note on or before the day on which it is due; or

                  (b) The Company fails to make any payment of interest with respect to this Note within ten days after the day on which is it due; or

                  (c) The Company fails to fulfill its obligations under Paragraph 10(c) and that failure continues for more than five business days after the end of the applicable four-week period; or

                  (d) The Company fails to fulfill any other of its obligations or covenants set forth in this Note and that failure continues for more than 10 days after the notice from the Holder that continuation of the failure will be an Event of Default under this Note; or

                  (e) The Company has not ceased to be a reporting company under the Securities and Exchange Act of 1934, as amended, by October 31, 2002; or

                  (f) The Company or a significant subsidiary (as that term is defined in Securities and Exchange Commission Regulation S-X) commences a proceeding seeking relief as a debtor under the Bankruptcy Code or any state or foreign insolvency law; or

                  (g) An order is entered in a proceeding under the Bankruptcy Code or any state or foreign insolvency law declaring the Company or a significant subsidiary to be insolvent or appointing a receiver or similar official for substantially all the Company’s or a significant subsidiary’s properties, and that order is not dismissed within 90 days; or

                  (h) Because of an event of default with regard to Senior Indebtedness, a holder of Senior Indebtedness (other than an issuer solely of letters of credit as to which no reimbursement obligation is overdue) accelerates the time when the principal of the Senior Indebtedness is due and payable; and that acceleration is not rescinded, or the Senior Indebtedness paid, within 60 days after the acceleration occurs; or

                  (i) Because of events of default with regard to indebtedness which is not Senior Indebtedness (including Notes other than this Note and including Convertible Notes), holders of indebtedness aggregating $1,000,000 which is not Senior Indebtedness accelerate the time when that indebtedness is due and payable; or

                  (j) The Company’s stockholders do not, by May 31, 2002, approve an amendment to the Company’s Restated Certificate of Incorporation increasing the number of shares it is authorized to issue to at least 200,000,000 shares; or

                  (k) The Company prepays the principal of some, but not all, of the Notes or the Convertible Notes; or

                  (l) The Company enters into a definitive agreement for a financing which would be an alternate to the financing that is the subject of the Note Purchase Agreement, but that alternate financing does not meet all the requirements in clauses (i) and (ii) of the first sentence of Paragraph 8.2(b) of the Note Purchase Agreement; or

                  (m) The Company fails to fulfill any of its obligations under the Note Purchase Agreement that are required to be fulfilled after the initial issuance of Notes and that failure continues for more than 10 days after notice from the Holder that continuation of the failure will be an Event of Default with regard to this Note.

         Upon the occurrence of an Event of Default, the Holder may, by a notice to the Company given while the Event of Default is continuing, declare the entire unpaid balance of the principal sum evidenced by this Note and all accrued but unpaid interest to be due and payable, in which event that principal balance and accrued but unpaid interest will be immediately due and payable, except that if the Event of Default is of the type described in Subparagraph (e) or (f), the entire unpaid balance of the principal sum evidenced by this Note and all accrued but unpaid interest will be immediately due and payable when the Event of Default occurs, without requiring any notice or other action by the Holder.

         12.     If at any time there is a Change of Control, other than as a result of the execution of a definitive agreement relating to an alternate financing of the type described in Paragraph 8.2(b) of the Note Purchase Agreement which has not been consummated, the Holder will have the option, which the Holder may exercise upon notice to the Company given not later than 30 days after the Company notifies the Holder of the Change of Control, to require the Company to repurchase this Note for an amount equal to 100% of its principal amount plus accrued but unpaid interest to the date of the repurchase. A “Change of Control” will occur when (a) any person or group (as that term is defined for purposes of Section 13 of the Securities Exchange Act of 1934, as amended), other than a Holder of Notes or any of its affiliates, which affiliates shall be deemed to include Thayer Equity Investors III, L.P. and its affiliates and Three Cities Fund III, L.P. and its affliates, becomes the owner of 40% or more in voting power or value of the outstanding stock of the Company, or obtains the right to acquire 40% or more in voting power or value of the outstanding stock of the Company within 60 days, or (b) there is a change of membership of the Company’s Board of Directors such that a majority of the members of the Board are persons who (i) have not been members of the Board for at least 12 months and (ii) whose election did not receive the affirmative votes of a majority of the persons who had been members of the Board at the beginning of that 12 month period (whether because they were directors at the time of the election but did not cast affirmative votes or because they were not directors at the time of the election), and (iii) are not designated by Holders of a majority in principal amount of the Notes and the Convertible Notes taken together.

         13.    (a) The Company’s obligations to make payments of principal of, interest on or any repayments or prepayments of this Note are subordinate and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness, whether outstanding at the date of this Note or thereafter created, incurred assumed or guaranteed. These subordination provisions are for the benefit of the holders of Senior Indebtedness.

                  (b) For the purposes of this Note “Senior Indebtedness” means all obligations of the Company to pay the principal, premium, interest (including all interest accruing subsequent to the commencement of a bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in any such proceeding), with regard to senior secured credit facilities from commercial banks or similar institutions, which provide for loans with a total principal amount of not more than $25,000,000, are entered into after November 2, 2001 and are designated by the Company as Senior Indebtedness, and all letters of credit issued under those senior secured credit facilities, all reimbursement obligations in respect of those letters of credit and all fees, costs, expenses and other liabilities accrued or due under or in connection with those senior secured credit facilities.

                  (c) No payment may be made by the Company on account of the principal of, interest on, or any other obligations under or with respect to, this Note or on account of the prepayment or repurchase provisions of this Note (collectively, the “Subordinated Obligations”) (i) upon the maturity of any Senior Indebtedness by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, interest on, reimbursement obligations with respect to letters of credit, and fees, charges, expenses, indemnifications (to the extent claims have been made with respect to those indemnifications) and all other amounts payable in respect of the matured Senior Indebtedness are first paid in full in cash, or (ii) in the event of default in the payment of any principal of, or interest on, reimbursement obligations with respect to letters of credit and fees, charges, expenses, indemnifications (to the extent claims have been made with respect to those indemnifications) and all other amounts payable in respect of Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (collectively, a “Payment Default”), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

                  (d) Upon (i) the happening of an event of default (other than a Payment Default) that permits, or would permit, with (w) the passage of time, (x) the giving of notice, (y) the making of any payment of this Note then required to be made, or (z) any combination thereof (collectively, a “Non-Payment Default”), the holders of Senior Indebtedness immediately to accelerate its maturity, and (ii) written notice of such Non-Payment Default is given to the Company at the address for notices specified in the applicable credit document governing the Senior Indebtedness and to the Holder c/o Three Cities Research, Inc. 650 Madison Avenue, New York, NY 10022 (or at the address of the Holder shown on the Note register described in Paragraph 15) ), with a copy to Thayer Equity Investors III, L.P. c/o Thayer Capital Partners, 1455 Pennsylvania Avenue, Suite 350, Washington, D.C. 20004, by the

holders of the Senior Indebtedness or their representative (a “Payment Notice”), then, unless and until such Non-Payment Default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of the Company directly or through any subsidiary on account of the Subordinated Obligations. Notwithstanding the foregoing, unless (A) the Senior Indebtedness has been declared due and payable in its entirety within 270 days after the Payment Notice is given as set forth above (the “Blockage Period”) and (B) such declaration has not been rescinded or waived, the Company will be required to pay to the Holder of this Note all sums not paid to the Holder of this Note during the Blockage Period due to the prohibitions in this Paragraph (and upon the making of such payments any acceleration of the Company’s obligations with regard to this Note which made during the Blockage Period because of the Company’s failure to make payments due to the prohibitions in this Paragraph will be of no further force or effect) and to resume all other payments due under this Note as and when they are due. Not more than one Payment Notice may be given in any consecutive 365 day period, irrespective of the number of defaults with respect to Senior Indebtedness that may occur during such period. In no event may the number of days during which any Blockage Period is, or Blockage Periods are, in effect exceed 270 days in the aggregate during any consecutive 365 day period.

                  (e) During a Blockage Period with respect to a Non-Payment Default and during the period of 270 days following the occurrence of a Payment Default, the Holder of this Note will not demand or take any action (including instituting any suit or insolvency proceeding) to attempt to collect any sum which is due under this Note.

                  (f) Upon any distribution of assets of the Company as a result of any dissolution, winding up, liquidation or reorganization (whether in a bankruptcy or insolvency proceeding or otherwise), (i) all Senior Indebtedness must be paid in full in cash or payment in cash must be provided for before any payment is made on account of the Subordinated Obligations, (ii) any payment or distribution of assets of the Company to which the Holder would be entitled except for this Paragraph must be paid or delivered by the Company or by any trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating agent, directly to the holders of the Senior Indebtedness, in proportion to the respective amounts of Senior Indebtedness they hold (or in accordance with any subordination agreements or other agreements among them), to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payments or distributions to the holders of the Senior Indebtedness or provision for payment or distribution to them, and (iii) if, notwithstanding the foregoing, the Holder receives any payment or distribution of property of the Company before all Senior Indebtedness is paid in full, or provision made for its payment, the Holder will receive the cash or property paid or distributed to the Holder in trust for the holders of the Senior Indebtedness, and, upon a request made to the Holder by a holder of Senior Indebtedness within one year after the cash or property is paid or distributed to the Holder, the Holder will pay or deliver that cash or property to the holders of the Senior Indebtedness, for application to the payment of any Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness or provision for payment or distribution to them. If no claim is made by holders of Senior Indebtedness to cash or property paid or distributed to the Holder within one year after the payment or distribution to the Holder, after the end of the one year period, the Holder will hold the cash or property free of any trust.

                  (g) While any bankruptcy or insolvency proceeding with regard to the Company is continuing:

                           (i) The Holder will, at the request of any holder of Senior Indebtedness, (A) take all reasonable actions to collect the principal sum evidenced by this Note and any accrued but unpaid interest for the account of the holders of Senior Indebtedness and (B) file appropriate proofs of claim in respect of this Note;

                           (ii) The Holder irrevocably authorizes each holder of Senior Indebtedness to file in the Holder’s name or otherwise any required proof of claim relating to this Note if the Holder fails to file that proof of claim at least 30 days before the last day on which it may be filed.

                  (h) Payments which are paid to holders of Senior Indebtedness solely because of this Paragraph 13 (and but for this Paragraph 13 would have been paid to the Holders of the Notes) will not, with regard to any creditors other than the holders of the Senior Indebtedness and the Holders of the Notes, be deemed to reduce the amount due with regard to the Senior Indebtedness.

                  (i) When all Senior Indebtedness has been paid in full in cash or payment in cash has been provided for, all sums which, but for this Paragraph 13, would have been paid to the holders of the Senior Indebtedness (as well as all sums to which the Holders of the Notes are directly entitled) will be paid to the Holders of the Notes, until they have received all principal and interest due with regard to the Notes.

                  (j) No right of any present or future holders of any Senior Indebtedness to enforce the subordination provisions contained in this Paragraph 13 shall at any time in any way be prejudiced or impaired by (i) any act or failure to act on the part of the Company, (ii) any act or failure to act, in good faith, by any holder of such Senior Indebtedness, (iii) any noncompliance by the Company with the terms of this Note, regardless of any knowledge thereof which any holder of such Senior Indebtedness may have or otherwise be charged with, including any failure to enforce any rights or remedies (including any rights to foreclose security interests or mortgages) to which the holder of Senior Indebtedness may be entitled with regard to the Senior Indebtedness, (iv) any rescission of a demand for payment of the Senior Indebtedness, (v) any extension of the time by which the Company must make any payment or perform any other act with regard to Senior Indebtedness or under any agreement or instrument governing it, or (vi) any amendment of any agreement or instrument governing Senior Indebtedness (including any amendment which increases the amount of the Senior Indebtedness). Without the consent of or notice to the Holder, the holders of Senior Indebtedness may extend, renew, modify or amend the terms of the Senior Indebtedness or any security therefor and release, sell or exchange such security and otherwise deal freely with the Company, all without impairing the liabilities and obligations of the Holder and the Company.

                  (k) Nothing in this Paragraph 13 is intended to impair, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Holder, the obligation of the Company, which is absolute and unconditional, to pay the principal and interest on this Note when they become due. Nothing in this Paragraph 13, other than subparagraph (c), prevents the Holder from exercising all remedies otherwise permitted by law upon default under this Note, subject to the rights of holders of Senior Indebtedness under this Paragraph 13.

                  (l) Any person who becomes the Holder of this Note, or an interest in it, will be deemed to have agreed by acquiring this Note, or the interest in it, to be bound by the provisions of this Paragraph 13. Notwithstanding anything in this Note to the contrary, the provisions of this Paragraph 13 may not be amended, supplemented or otherwise modified without the express prior written consent of each holder of Senior Indebtedness which is outstanding at the time of the modification. No waiver of the provisions of this Paragraph 13 will be effective unless it is in writing and signed by all holders of Senior Indebtedness who are giving the waiver.

                  (m) Should any payment, distribution or other amount be received by the Holder (directly or indirectly, by way of setoff, by reason of any other obligation, indebtedness or liability of the Company being subordinated to the Company’s obligations with regard to this Note, or in any other manner) upon or in respect to this Note in contravention of the provisions of this Paragraph 13, the Holder will promptly pay what it has received over, and deliver it, to the holders of any Senior Indebtedness of whom the Holder has been given notice as their interests may appear, and until it is so delivered, the Holder will hold the cash or other assets it has received in trust for the holders of the Senior Indebtedness. If, however, no holder of Senior Indebtedness claims cash or other assets within one year after the Holder receives them, the Holder will be entitled to retain the cash or other assets free of any trust.

                  (n) Notwithstanding any partial or entire payment of all or any of the Senior Indebtedness, the subordination provisions of this Note will remain in effect or be reinstated, as the case may be, as though such payment had never been made, with respect to any payment which is rescinded or recovered from or restored or returned by the holder of any Senior Indebtedness as a result of any law, rule, regulation or order of any court or governmental agency, or in connection with any compromise or settlement relating thereto or relating to any action, suit or proceeding relating thereto, whether arising out of any proceedings under the United States Bankruptcy Code or otherwise.

         14.     When the Company’s Certificate of Incorporation is amended to increase the authorized Common Stock to at least 200,000,000 shares, the Holder will be required to deliver this Note to the Company to be exchanged for a like principal amount of the Company’s 7.5% Convertible Senior Subordinated Notes due December 31, 2006 (“Convertible Notes”) dated the date of the most recently past Interest Payment Date with regard to this Note to which interest has been paid. If either the Holder fails to surrender this Note in exchange for Convertible Notes or the Company fails to issue the Convertible Notes in exchange for this Note, the exchange of this Note for a like principal amount of Convertible Notes will nonetheless be deemed to have taken place on the day the amendment to the Certificate of Incorporation was filed with the Secretary of State of New York, and this document will be deemed to evidence, and to contain all the terms of, a Convertible Note in that principal amount.

         15.     The Company will maintain a register in which it will record the names and addresses of the Holders of the Notes. If the Holder surrenders this Note to the Company with a request that it be replaced by one or more new Notes in a total principal amount equal to the principal sum evidenced by this Note, and the Holder pays to the Company a sum equal to any tax due as a result of any transfer involved in the issue of the new Notes, or establishes to the reasonable satisfaction of the Company that the tax has been paid, the Company will issue the new Note or Notes as requested by the Company, including recording the persons requested by the Company as the Holders of the new Notes.

         16.     No amendment of this Note, waiver of any provision of this Note, or extension of the time by which the Company must make any payment of principal or interest required by this Note, will be effective unless it is made in writing by the Holders of a majority in principal amount of all the Note. Any waiver or extension will be effective only in the instance and for the purpose for which it is given.

         17.     The remedies provided in this Note are cumulative and are not exclusive of any other remedies provided by law. The Company will pay on demand any expenses (including reasonable attorneys’ fees and expenses) incurred by the Holder in enforcing its rights under this Note.

         18.     Any notice or other communication required or permitted to be given under this Note must be in writing and will be deemed given on the day when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which it is mailed by first class mail from within the United States of America, addressed (i) if to the Company, to the Company’s principal executive offices and to the principal facsimile number at those executive offices, Attention: Chief Executive Officer, or at such other address or facsimile number as the Company may specify to the Holder in writing, and (ii) if to the Holder, at the address or facsimile number specified by the Holder to the Company in writing.

         19.     This Note will be binding upon the Company and its assigns, and will inure to the benefit of the Holder and the Holder’s assigns. This Note will be governed by, and construed under, the laws of the State of Delaware.

         20.     This Note, and all the other Notes, (i) constitute Senior Indebtedness with regard to the Company’s 9% Convertible Subordinated Notes due July 1, 2007 (as that term is defined in those 9% Convertible Subordinated Notes due July 1, 2007), and (ii) are parri passu with the Company’s Convertible Notes due December 31, 2006.

         IN WITNESS WHEREOF, the Company is executing this Note on the date shown on the first page.

CLASSIC VACATION GROUP, INC.

By:	/s/ Ronald M. Letterman

Title: President & CEO

11